BURR-BROWN CORPORATION

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 21, 1995                                                    9:00 a.m.

You are hereby notified that the Annual Meeting of Stockholders of Burr-Brown Corporation will be held on the 21st day of April 1995 at 9:00 a.m. at the principal executive offices of the Company, 6730 South Tucson Boulevard, Tucson, Arizona 85706, to consider and act upon the following matters:

     1. To elect a Board of Directors consisting of the number so fixed for the ensuing year;

     2. To ratify the selection of Ernst & Young to serve as independent auditors for the Company for the year ending December 31, 1995; and

     3. To transact such other business as may properly come before the meeting.

If you are unable to attend the meeting personally, please be sure to date, sign and return the enclosed proxy in the stamped envelope provided.

Only stockholders of record on the books of the Company at the close of business on February 22, 1995 will be entitled to vote at the meeting.

                                   By Order of the Board of Directors,


                                   Jill H. Rice
                                   Corporate Secretary
March 22, 1995

                                 IMPORTANT

A Proxy Statement and proxy are submitted herewith. All stockholders are urged to complete and mail the proxy promptly whether or not you plan to attend the meeting in person. The enclosed envelope for return of the proxy requires no postage if mailed in the U.S.A. or Canada. Stockholders attending the meeting may personally vote on all matters which are considered, in which event the signed proxy may be revoked. It is important that your shares be voted.

                          BURR-BROWN CORPORATION
                        6730 South Tucson Boulevard
                          Tucson, Arizona  85706

                              PROXY STATEMENT

GENERAL

     This Proxy Statement and accompanying Proxy Card are furnished in connec-tion with the solicitation by the Board of Directors of Burr-Brown Corporation, a Delaware corporation (the "Company" or "Burr-Brown"), of proxies to be voted at the Annual Meeting of Stockholders to be held on April 21, 1995, or at any adjournment or postponement thereof, for the purposes set forth in the accom-panying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 9:00 a.m. at the principal executive offices of the Company located at 6730 South Tucson Boulevard, Tucson, Arizona 85706. It is anticipated that this Proxy Statement and the enclosed Proxy Card will be first mailed to stock-holders on or about March 22, 1995.

VOTING RIGHTS

     The close of business on February 22, 1995 was the record date for stock-holders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of February 22, 1995, the Company had 9,555,710 shares of its common stock outstanding and entitled to vote at the Annual Meeting. Holders of common stock are entitled to one vote for each share of common stock so held. The certificate of incorporation of the Company does not provide for cumulative voting.

REVOCABILITY AND VOTING OF PROXIES

     Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or may be revoked by attending the Annual Meeting and voting in person. When a proxy is returned properly signed, the shares represented thereby will be voted as directed by the persons named in the proxies. If a proxy is returned without specifying choices, the shares will be voted "FOR" proposals 1 and 2 and in the proxy holder's discretion for all other matters properly under consideration at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

SOLICITATION OF PROXIES

     The Company will bear the cost of solicitation of proxies. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services.

                   PRINCIPAL AND MANAGEMENT STOCKHOLDERS

     The following table sets forth certain information as of February 22, 1995, with the exception of information regarding Dimensional Fund Advisors and The TCW Group, Inc., formerly, TCW Management Company which is stated as of December 31, 1994, regarding the ownership of the Company's common stock by
(i) all persons known by the Company to be beneficial owners of five percent (5%) or more of its outstanding common stock, (ii) each director of the Company and each nominee for director, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all executive officers and directors of the Company as a group.

                                     Amount and Nature of
                                    Beneficial Ownership(1)

                                ______________________________
                                 Number of          Percent of
Name of Beneficial Owner          Shares              Class
________________________        _________           __________
Thomas R. Brown, Jr.            3,841,860(2)          40.20
Director and Chairman
Burr-Brown Corporation
6730 South Tucson Blvd.
Tucson, Arizona 85706

Thomas J. Troup                    63,847(3)            .67
Director and Vice Chairman

Francis J. Aguilar                 11,000(4)            .12
Director

John S. Anderegg, Jr.              45,437(4)            .48
Director

Bob J. Jenkins                     10,000(4)            .10
Director

James A. Riggs                     10,000(4)            .10
Director

Marcelo A. Gumucio                    ---
Nominee for Director

Syrus P. Madavi                   120,000(5)           1.26
Director, President & CEO

John L. Carter                     28,975(6)            .30
Executive Vice President & CFO

All Current Directors and       4,131,119(7)          43.23
Current Executive Officers
as a Group (9 persons)

                                     - 2 -

Dimensional Fund Advisors         489,600(8)           5.12
1299 Ocean Avenue
Santa Monica, CA  90401

TCW Management Company            549,200              5.75
865 S. Figueroa Street
Los Angeles, CA  90017
_________________________

(1) Unless otherwise indicated, each of the beneficial owners named in the table has sole voting and investment power with respect to all shares shown as owned by them, subject to applicable community property laws.

(2) Represents 3,841,860 shares held by Brown Investment Management Limited Partnership, of which Mr. Brown is a General Partner and pursuant to which he shares dispositive power over these shares. Of these shares, Mr. Brown has sole voting power with respect to 3,424,002 shares, and has no voting power with respect to the remaining shares. Does not include the 329,729 shares held in the Burr-Brown Corporation Stock Bonus Plan and Trust of which Mr. Brown and Mr. Carter have voting power.

(3) Includes 53,847 shares held in a trust of which Mr. Troup holds voting and investment power and 10,000 shares subject to options granted to non-employee Director pursuant to the Company's Stock Incentive Plan.

(4) Includes 10,000 shares subject to options granted to each non-employee Director pursuant to the Company's Stock Incentive Plan.

(5) Includes 120,000 shares subject to options granted to Mr. Madavi pursuant to the Company's Stock Incentive Plan which are exercisable within 60 days following the Record Date.

(6) Includes 22,000 shares subject to options granted to Mr. Carter pursuant to the Company's Stock Incentive Plan, which are exercisable within 60 days following the Record Date.

(7) Includes 142,000 shares subject to options granted to officers pursuant to the Company's Stock Incentive Plan, which are exercisable within 60 days following the Record Date. Also includes 3,841,860 shares held by Brown Investment Management Limited Partnership, of which Mr. Brown is a General Partner, as described in Note 1 above.

(8) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 489,600 shares of Burr-Brown Corporation stock as of December 31, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc. a registered open-end investment company, or a series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                              PROPOSAL NO. 1:

                           ELECTION OF DIRECTORS

     Each director to be elected at the Annual Meeting will hold office until the next annual meeting of stockholders and until a successor for such director is elected and has qualified, or until the death, resignation, or removal of such director. At the Annual Meeting there are eight (8) directors to be elected. There are eight (8) nominees, each of whom, with the exception of Marcelo A. Gumucio is currently a director of the Company. Each person nomin-ated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. Unless authority is withheld, the proxyholders will vote the proxies received by them for the nominees named below. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them for the nominees listed below, to the extent authority is not withheld. The eight (8) candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company. The proxies solicited by this Proxy Statement may not be voted for more than eight (8) nominees.


NOMINEES

     Set forth below is information regarding the nominees to the Board of Directors.

                                       Present Principal Employment
        Name            Age            and Prior Business Experience
      ________          ___            _____________________________
Thomas R. Brown, Jr.     68   Director since 1956.  Founder of the Company and
                              has served as its Chairman since 1956.  Mr. Brown
                              served as Corporate Secretary from February 1986
                              to November 1987.  Mr. Brown served as the Chief
                              Executive Officer until February 1983 and
                              President until 1976.  Most recently, he served
                              as President and CEO from April 1993 to March
                              1994.  Former member of the Board of Directors of
                              the Los Angeles Regional Office of the Federal
                              Reserve Board.

Syrus P. Madavi          45   Director, President and Chief Executive Officer
                              of the Company since March 1994.  Formerly Mr.
                              Madavi was President of Raytheon Semiconductor
                              Division from 1992 to March 1994.  He was
                              Director of Product Development and Marketing of
                              Raytheon from 1990 to 1992, and prior to that
                              served as the Vice President and General Manager
                              of Honeywell Signal Processing Technologies from
                              1984 to 1989. He also held management positions
                              with Analog Devices Inc. from 1979 to 1983.

Thomas J. Troup          71   Director since 1967.  Vice Chairman since 1982
                              and Chief Financial Officer from February 1983 to
                              July 1988.  Mr. Troup served as Treasurer from
                              November 1986 to March 1987.  From 1971 to 1982,
                              Mr. Troup served as Vice President, Treasurer and
                              a Director of Akzona, Inc.  He has served as a
                              Director of Dynamics Research Corporation since
                              1962 and served as a Director of BRIntec Corpora-
                              tion from 1985-1989, Baird Corporation 1982-1987;
                              Holmberg Electronic Corporation 1982-1987; and
                              the Research Triangle Institute 1981-1992.

                                     - 4 -

John S. Anderegg, Jr.    71   Director since 1958.  Chairman of the Board of
                              Dynamics Research Corporation since 1955 and
                              served as its President from 1955 to 1986.
                              Serves as a Director of the Ivy Fund, Metritape,
                              Inc. and MacKenzie Funds.

Bob J. Jenkins           60   Director since 1991.  Corporate Vice President &
                              Director of Technology, Motorola Incorporated
                              from 1985 until retirement in 1991.  From 1980
                              until 1985, Vice President and Director of
                              Technology, Semiconductor Sector, Motorola
                              Incorporated.

James A. Riggs           58   Director since 1991.  Currently Senior Vice
                              President and Chief Financial Officer, Olin
                              Corporation.  Mr. Riggs has been employed at Olin
                              Corporation since 1965.

Francis J. Aguilar       62   Director since 1993.  Currently a Professor of
                              Business Administration at the Harvard Business
                              School, and has served as Faculty Chairman,
                              Harvard International Senior Manager's Program,
                              1972-1974; Chairman, International Teachers
                              Program, 1968-1972.  Mr. Aguilar is also a
                              consultant and author.  Serves as a Director of
                              Bowater, Inc. and Dynamics Research Corporation.

Marcelo A. Gumucio       57   Currently Chairman of the Management Board and
                              the Chief Executive Officer of Memorex Telex N.V.
                              since November 1992.  He is also the President
                              and Chairman of the Board of Memorex Telex
                              Corporation. In 1990, Mr. Gumucio founded the
                              private investment firm Gumucio, Burke and
                              Associates, of which he has been a partner since
                              its formation.  Prior to his affiliation with
                              that firm, Mr. Gumucio was an executive at Cray
                              Research, Inc., and served as an Executive Vice
                              President from 1983 to 1988 and as President and
                              Chief Operating Officer from 1988 to 1990.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held five (5) meetings during 1994.

     The Audit Committee of the Board of Directors held two (2) meetings during 1994. The Audit Committee, which is currently comprised of Directors John S. Anderegg, Jr., Chairman, Thomas J. Troup, and Bob J. Jenkins, recommends engagement of the Company's independent accountants, approves services per-formed by such accountants, and reviews and evaluates the Company's accounting system and its system of internal controls.

     The Compensation Committee held five (5) meetings during 1994. The Compensation Committee, which is currently comprised of Directors James A. Riggs, Chairman and Francis J. Aguilar, has overall responsibility for the Company's compensation policies and determines the compensation payable to the Company's executive officers, including their participation in certain of the Company's employee benefit plans. The Compensation Committee also administers the Company's Stock Incentive Plan.

     The Nominating Committee established by the Board of Directors in October 1994 held two (2) meetings. The committee consists of two (2) members, Thomas
J. Troup, Chairman and John S. Anderegg, Jr. The Nominating Committee will consider nominees recommended by stockholders. Any nominee recommendations should be addressed to the attention of the Corporate Secretary at the Com-pany's principal executive offices.

     The Governance Committee established by the Board of Directors in October 1994 held two (2) meetings. The committee consists of five members: Francis
J. Aguilar, Chairman, Thomas J. Troup, John S. Anderegg, Jr., Bob J. Jenkins, and James A. Riggs.

DIRECTOR COMPENSATION

     Prior to April 1994, each non-employee Director received a quarterly retainer fee of $1,500 and an additional $1,000 for each meeting of the Board of Directors attended. In April 1994 the Directors' fees were modified, and each non-employee Director currently receives a quarterly retainer fee of $2,500 and an additional $1,500 for each meeting. In addition, each such director was reimbursed for travel expenses incurred in connection with his attendance at meetings of the Board of Directors and the committees thereof.

     Under the Automatic Option Grant Program in effect under the Company's 1993 Stock Incentive Plan, each individual who was re-elected as a non-employee Board member at the 1994 Annual Meeting received an option grant for 10,000 shares of the Company's common stock at an exercise price of $8.00 per share, the fair market value per share of the Company's common stock on the grant date. Each individual who first becomes a non-employee Board member after the 1994 Annual Meeting will automatically receive an option grant for 10,000 shares of the Company's common stock upon commencement of Board service. Each option granted under the Automatic Option Grant Program has a term of ten (10) years and is immediately exercisable for all of the option shares, but any purchased shares will be subject to repurchase by the Company at the exercise price paid per share should the optionee cease Board service prior to vesting in such shares. The option shares will vest in a series of five (5) equal annual installments over the optionee's period of Board service, beginning one
(1) year after the grant date. However, each outstanding automatic option grant will vest in full should the Company be acquired by merger or asset sale or should there occur a hostile take-over of the Company's outstanding common stock or a change in the majority of the Board as a result of one or more con-tested elections for Board membership. Upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's out-standing common stock, each automatic option grant may be surrendered to the Company for a cash payment in an amount per surrendered option share equal to the greater of (i) the highest tender offer price per share paid for the Company's common stock or (ii) the fair market value per share on the option surrender date, less the option exercise price payable per share.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stock-holders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely upon review of copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 1994, there was com-pliance with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent (10%) stockholders. Pursuant to SEC regulations, a form 5 was filed to report all Executive Officer holdings of Burr-Brown Stock which were acquired through participation in the Company's 401(K) Plan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of the Company's other Executive Officers whose compensation was in excess of $100,000 for the last year for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1994, 1993, and 1992. The individuals included in the table will be hereafter referred to as the Named Executive Officers.

                         Summary Compensation Table
                                                         Long-Term
                                                        Compensation
                         Annual Compensation             Awards (3)
                         ___________________             __________
                                               Other
                                               Annual     Options    All Other
   Name and                                   Compensa-   (No. of      Compen-
   Principal              Salary                tion     Underlying    sation
   Position       Year   ($)  (1)   Bonus($)   ($) (2)     Shares)    ($)  (4)
________________  ____  __________  ________  _________  __________  __________
Thomas R. Brown,  1994  195,000          -         -           -      2,310
Jr., Chairman of  1993  195,000          -         -           -      2,249
the Board         1992  169,000          -         -           -     53,111(5)

Syrus P. Madavi,  1994  190,385(7)  99,000    81,374     300,000      1,288
President and     1993        -          -         -           -          -
Chief Executive   1992        -          -         -           -          -
Officer(6)

John L. Carter,   1994  160,000     20,000         -      56,000      2,310
Executive Vice    1993  113,731(8)  16,700         -       6,000      1,077
President and     1992        -          -         -           -          -
Chief Financial
Officer

(1) Includes amounts deferred under the Company's Future Investment Trust Plan ("401(k) Plan").
(2)  Represents amounts paid as reimbursement for relocation expenses.
(3) None of the Named Executive Officers were awarded restricted stock in 1994 nor held restricted stock at the end of 1994.
(4) All other compensation includes the contributions made by the Company to the 401(k) Plan on behalf of each of the Named Executive Officers to match their salary deferrals under such plan.
(5) Includes the contribution by the Company to the 401(k) Plan in the amount of $1,224, a contribution of $33,296 to a supplemental retirement plan for Mr. Brown, and the payment of $18,951 to Mr. Brown to cover his tax liability with respect to such supplemental retirement contribution.
(6) Mr. Madavi began employment with the Company effective March 1994 at an annual compensation of $250,000.
(7) Includes payments made to Mr. Madavi in the amount of $6,800 for consult-ing services performed prior to his employment with the Company.
(8) Includes payments made to Mr. Carter in the amount of $56,500 for consult-ing services performed prior to his employment with the Company. Mr. Carter began employment with the Company effective August 1993 at an annual compensation of $160,000.

Stock Options

     The following table sets forth information concerning the stock options granted under the Company's Stock Incentive Plan during 1994 to the Named Executive Officers. The table also sets forth hypothetical gains or potential "option spreads" for those options at the end of their respective ten-year terms. These potential realizable values are based on the assumption that the market price of the Company's common stock will appreciate at the rate of five percent (5%) and ten percent (10%), compounded annually, from the date the option was granted to the last day of the full option term. The actual value realized upon the exercise of these options, if any, will be dependent upon the future performance of the Company's common stock and overall market conditions. During 1994 no stock appreciation rights were granted to the Named Executive Officers.

                             Option Grants in 1994
                               Individual Grants                 Potential
                     _____________________________________      Realizable
                     Options                                 Value at Assumed
                     Granted    % of                           Annual Rates
                     (No. of    Total    Exercise             of Stock Price
                     Underly-  Options    Price                Appreciation
                       ing    Granted to   Per    Expira-     Option Term (3)
                     Shares)  Employees   Share    tion    ____________________
        Name           (1)     In 1994   ($) (2)   Date     5% ($)     10% ($)
___________________  _______  _________  _______  _______  _________  _________
Thomas R. Brown, Jr.    -          -        -        -         -          -

Syrus P. Madavi      220,000     42.8     6.75    2/24/04  1,292,343  3,275,032
                      80,000     15.6     7.19    3/22/04

John L. Carter        56,000     10.9     6.75    2/24/04    237,762    602,532

(1)  The grant dates for the options listed in the above table are as follows:

                                    Options
                Name                Granted            Grant Date
           _______________          _______            __________
           Syrus P. Madavi          220,000              2/25/94
                                     80,000              3/23/94
           John L. Carter            56,000              2/25/94

     Mr. Madavi's options became exercisable for twenty percent (20%) of the option shares on April 15, 1994 and the balance of the option shares shall become exerciseable in four (4) equal and successive annual installments over the optionee's continued service from April 15, 1994.

     In accordance with the terms of his employment, Mr. Carter's option was exerciseable for one thousand (1,000) shares on March 22, 1994, and became exerciseable for five thousand (5,000) shares in a series of four equal monthly installments measured from the grant date. The balance of 50,000 option shares will become exercisable in a series of five equal and succesive annual installments over the optionee's continued service with the Company measured from the grant date.

     The shares subject to Mr. Carter's option will become immediately exer-cisable in the event the Company is acquired by a merger or asset sale, unless the options are assumed by the acquiring entity. The Plan Adminis-trator also has the discretionary authority to provide for accelerated exercisability of Messrs. Madavi's and Carter's option shares upon the termination of the optionee's employment following a hostile change in control of the Company, whether by tender offer for more than fifty percent (50%) of the Company's outstanding voting stock or change in the majority of the Board effected through one or more proxy contests.

(2) The exercise price may be paid in cash, in shares of the Company's common stock valued at fair market value on the exercise date or through a cash-less exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income or employment tax liability incurred by the optionee in connection with such exercise. The optionee may be permitted, subject to the approval of the Plan Administrator, to apply a portion of the shares purchased under the option (or to deliver existing shares of common stock) in satisfaction of such tax liability. The Plan Adminis-trator also has the discretionary authority to reprice outstanding options through the cancellation of those options and the grant of replacement options with an exercise price equal to the lower fair market value of the option shares on the regrant date.

(3) The company has elected to assess the potential realizable value of stock appreciation using five percent (5%) and ten percent (10%) assumed annual rates of compounded stock price appreciation as set forth in the Securi-ties and Exchange Commission guidelines. There is no assurance that the actual stock price appreciation over the ten-year option term will be at those assumed rates or at any other level. Unless the market price of the Company's common stock does in fact appreciate over the option term, no value will be realized from the option grants.


STOCK OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information with respect to the Named Executive Officers concerning the number of shares subject to exercisable and unexercisable stock options which they held at the end of the 1994 . None of the Named Executive Officers exercised any options or stock appreciation rights during 1994 or held any stock appreciation rights at the end of that year.

                   Aggregated Option Values at 1994 Year-End
                         Number of Securities          Value of Unexercised
                        Underlying Unexercised         In-The-Money Options
        Name           Options at 1994 Year-End       at 1994 Year-End (1)(2)
____________________  __________________________    __________________________
                      Exercisable  Unexercisable    Exercisable  Unexercisable
                      ___________  _____________    ___________  _____________
Thomas R. Brown, Jr.          0             0               0              0
Syrus P. Madavi          60,000       240,000         398,000      1,592,000
John L. Carter           12,000        50,000          78,750        337,500

                                     - 9 -

___________________

(1) "In-the-money" options are options whose exercise price was less than the market price of the Company's common stock on December 31, 1994.
(2) Based upon the market price of $13.50, which was the closing price per share of the Company's common stock on the Nasdaq National Market on December 31, 1994, less the option exercise price payable per share.

     The table below provides a schedule of estimated annual benefits payable upon retirement to individuals who participate in the Company's defined benefit pension plan.

Annual Retirement Benefits
                                       Years of Service
                            ________________________________________
             Compensation       5        10        15     20 or More
            ______________  ________  ________  ________  __________
               $100,000     $  4,392  $  8,785  $ 13,177   $ 17,569
                125,000        5,642    11,285    16,927     22,569
                150,000        6,892    13,785    20,677     27,569
                200,000        9,392    18,785    28,177     37,569

     A participant's compensation covered by the Company's retirement plan is his or her average salary for the five calendar plan years during the last ten
(10) years of the participant's career for which such average is the highest. Under the retirement plan, contributions are not specifically allocated to individual participants. The table above shows estimated annual retirement benefits payable at age sixty-five (65) to participants, based upon the plan formula equal to 0.5% of final average annual salary plus 0.5% of excess final average salary over the individual's Social Security covered compensation, multiplied by years of service, up to a maximum of twenty (20) years. The estimates do not include Social Security benefits payable from the federal government and assume that benefits begin at age sixty-five (65) under a straight life annuity form. The Social Security covered compensation used in the calculation is that applicable to an individual attaining age sixty-five
(65) in 1994. Compensation covered under the plan for named executives as of the end of 1994: Brown: $189,150; Madavi: $150,000; Carter: $108,616. The
estimated years of service for each named executive are as follows:  Brown:
38.0; Madavi: 0.8; Carter: 1.5.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of Burr-Brown Corporation, it is our duty to set the base salary of the Company's executive officers and to administer the Company's Stock Incentive Plan under which grants may be made to them and other key employees. In addition, we approve the individual bonus programs to be in effect for the executive officers each year.

GENERAL COMPENSATION POLICY

     The Compensation Committee's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based substantially upon their contribution to the financial success of the Company and their personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary, which reflects indivi-dual performance and is designed primarily to be competitive with relevant salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to the achievement of performance goals established by the Committee, and (iii) long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and the Company's stock-holders. As an officer's level of responsibility increases, a greater portion of his or her total compensation is to be dependent upon Company performance and stock price appreciation rather than base salary.

     FACTORS. The most important factors considered in establishing the components of each executive officer's compensation package for 1994 are sum-marized below. Additional factors were also taken into account. The Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future years.

     * BASE SALARY. The base salary for each officer is set on the basis of personal performance, the salary levels in effect for comparable positions with the Company's principal competitors, and internal comparability considerations. The weight given to each of these factors may vary from individual to individual.

     * ANNUAL INCENTIVE COMPENSATION. The Compensation Committee established an executive incentive plan for 1994 designed to reward executive officers based both on the Company's performance for the year and on each executive officer's individual contributions. The plan established a bonus pool based upon a percentage of the Company's pre-tax net income after giving effect to certain deductions, such as contributions to the Company's 401(k) Plan, subject to achieving a minimum level of pre-tax net income and to a maximum amount payable under the plan. This bonus pool is then allocated among the Company's executive officers based upon its determination of their relative contributions to the Company's profitability. The Committee has not yet determined the basis on which annual incentive compensation, if any, will be paid to executive officers for services rendered in 1995.

     * LONG-TERM INCENTIVE COMPENSATION. Stock options are designed to align the interests of the executive officers with those of the stockholders and to provide each with an equity stake in the business. The Committee has estab-lished general guidelines for awarding options to executive officers which takes into account an individual's current position with the Company, compara-bility with grants made to other Company executives, the number of unvested shares held by an individual, and an individual's potential for growth within the Company, i.e., future responsibilities and possible promotions over the option term. The Committee does not always strictly adhere to these guidelines and will occasionally vary the size of the option award as circumstances warrant.

     In 1994, the Committee approved the grants of stock options to Syrus P. Madavi and John L. Carter under the Company's Stock Incentive Plan. The number of shares subject to each option grant was based on the officer's level of responsibilities and relative position in the Company. Mr. Madavi joined the Company in 1994. Each grant allows the officer to acquire shares of the

Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten (10) years). Mr. Carter's option, which was negotiated in connection with his employment, became exercisable in monthly installments over a six (6) month time period. Each other option will become exercisable in five (5) equal and successive annual installments only as the officer continues in the Company's employ. Accord-ingly, the option will provide a return to the executive officer only if he remains with the Company and the market price of the shares appreciates over the option term.

     CEO COMPENSATION. Mr. Syrus P. Madavi was appointed Chief Executive Officer of the Company effective mid-March 1994. The initial compensation payable to Mr. Madavi was negotiated by the Board of Directors and agreed upon through arms length discussions with Mr. Madavi. Mr. Madavi's base annual salary for 1994 was set at an annual rate of $250,000, and his bonus for his first year of employment was guaranteed at fifty percent (50%) of base salary. In addition, Mr. Madavi was granted options to purchase a total of 300,000 shares of the Company's Common Stock at the fair market value of the shares on the grant date.

     From January 1, 1994 through mid-March 1994, Mr. Thomas R. Brown, Jr., Chairman of the Board, served as the Company's President and Chief Executive Officer. There was no change in Mr. Brown's base salary in connection with his performance of these additional duties and he did not receive a bonus or a stock option grant for his services in 1994.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation paid to certain of the corporation's executive officers, to the extent that compensa-tion exceeds $1 million per officer in any one year. However, compensation that qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation. At the 1994 Annual Meeting of Stock-holders, the Company obtained stockholder approval for the implementation of the Stock Incentive Plan. As a result, any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation.

     Until final Treasury regulations are issued with respect to the new $1 million limitation, the Compensation Committee will defer any decision on whether or not to restructure other components of the compensation paid to the executive officers so as to qualify one or more of those components as perfor-mance-based compensation that will not be subject to the $1 million limitation.

     No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

                  Submitted by the Compensation Committee
                 Burr-Brown Corporation Board of Directors

                              James A. Riggs
                            Francis J. Aguilar

PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on the common stock of the Company with that of the Russell 2000 Index, a broad market index of companies with comparable market capitalization, and Value Line's Semiconductors Index, a published line-of-business index. The comparison for each of the periods assumes that $100 was invested on December 31, 1989 in the Company's common stock, the stocks included in the Russell 2000 Index and the stocks included in the Value Line's Semiconductors Index. These indices, which reflect formulas for dividend reinvestment and weighing of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

              (A chart with the following information goes here)

                 PERFORMANCE GRAPH FOR BURR-BROWN CORPORATION
             Indexed Comparison of 5-Year Cumulative Total Return
     Burr-Brown, Russell 2000 Index and Value Line's Semiconductors Index
<CAPTIOM>
                    1989      1990      1991      1992      1993      1994
                  ________  ________  ________  ________  ________  ________
Russell 2000       100.00     80.49    117.56    139.20    165.52    162.51
Value Line         100.00     97.79    124.28    198.99    312.28    375.16
Burr-Brown         100.00     69.70     81.82     87.88     78.79    163.64

Note: Assumes $100 invested on 12/31/89 in Burr-Brown, Russell 2000 Index and Value Line's Semiconductors Index. Assumes reinvestment of dividends on a daily basis.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings made by the Company under those statutes, including this Proxy Statement, the preceding Compensation and Stock Option Committee Report on Executive Compensation and the preceding Company Stock Price Performance Graph are not to be incorporated by reference into any such prior filings; nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     None of the Named Executive Officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors. However, the Compensation Committee of the Board of Directors has the authority as administrator of the Company's Stock Incentive Plan to provide for the accelerated vesting of the shares of common stock sub-ject to outstanding options held by the Chief Executive Officer and the other Named Executive Officers or any unvested shares actually held by those indivi-duals under the Plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following a hostile take-over of the Company effected through a successful tender for more than 50% of the Company's outstanding common stock or through a change in the majority of the Board as a result of one or more contested elections for Board member-ship.

     Pursuant to his offer letter, Mr. Madavi is entitled to certain severance benefits upon termination of his employment, at any time within five (5) years of the date that he commenced employment, by the Company other than for cause. Upon such termination of employment, Mr. Madavi would receive severance pay equal to his then current base salary, until the earlier of (i) his attainment of new employment or (ii) twelve (12) months from the date his employment was terminated.

                              PROPOSAL NO. 2:

             RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young, independent auditors, to audit the books, records, and accounts of the Company and its subsidiaries for the year ending December 31, 1995.

     The firm of Ernst & Young audits the Company's books annually, has offices in or convenient to the localities in the United States and foreign countries where the Company or its subsidiaries operate and is considered to be well qualified. The Board of Directors recommends that the stockholders approve the proposal to ratify the selection of Ernst & Young to serve as independent audi-tors for the current year.

     Ernst & Young has no direct or indirect material financial interest in the Company or any of its subsidiaries. A representative of Ernst & Young is expected to be present at the Annual Meeting and will be given the opportunity to make a statement on behalf of Ernst & Young, if they so desire. The repre-sentative also will be available to respond to questions raised by those in attendance at the meeting.

                              OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                           STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Com-pany's annual meeting of stockholders to be held in 1996 must be received by no later than November 23, 1995 in order to be included in the proxy statement and proxy relating to that meeting.

                                  By order of the Board of Directors

                                  Jill H. Rice
                                  Corporate Secretary
 March 22, 1995

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          BURR-BROWN CORPORATION


     Thomas R. Brown, Jr. and Syrus P. Madavi, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of Burr-Brown Corporation (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders on April 21, 1995, and at any adjournments or postponements thereof as follows:

     1. The election of all nominees listed below for the Board of Directors, as described in the Proxy Statement:

          Thomas R. Brown, Jr., Syrus P. Madavi, Thomas J. Troup, John S. Anderegg, Jr., Bob J. Jenkins, James A. Riggs, Francis J. Aguilar and Marcelo
A. Gumucio.

                   FOR  _____        AUTHORIZATION WITHHELD _____

(INSTRUCTION:  To withhold authority to vote for any individual nominee, write such name or names in the space provided below.)


     2. Proposal to ratify the appointment of Ernst & Young as independent auditors of the Company for the year ending December 31, 1995:

             FOR _____           AGAINST _____           ABSTAIN _____

     3. Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof.

                                    - P-1 -

   The Board of Directors recommends a vote FOR each of the above proposals. This Proxy will be voted as directed, or, if no direction is indicated, will be voted FOR each of the above proposals and, at the discretion of the persons named as proxies, upon such other matters as may properly come before the meet-ing. This proxy may be revoked at any time before it is voted.

          DATE:  _______________________, 1995

          ___________________________________
          (Signature)

          ___________________________________
          (Signature if held jointly)

          (Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guar-dian or in any other representative capacity, give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)


         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
                         USING THE ENCLOSED ENVELOPE.

                                    - P-2 -